Exhibit 10.5

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 23, 2022 by and between John H. Ruiz (“Executive”) and Lionheart II Holdings, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, MSP Recovery, Inc. (f/k/a Lionheart Acquisition Corporation II) (the “Parent”) and the Company, among others, have entered into a Membership Purchase Interest Agreement (the “MIPA”) pursuant to which the Acquisition (as defined in the MIPA) will occur;

WHEREAS, following the closing of the Acquisition, the Company will become a wholly owned subsidiary of Parent;

WHEREAS, Executive is currently employed by MSP Recovery, LLC as the Chief Executive Officer;

WHEREAS, as part of the Acquisition, Executive will receive valuable consideration, including equity in the Company (as set forth in the MIPA), in exchange for the sale and transfer of all of Executive’s equity in the MSP Purchased Companies (as defined in the MIPA) to the Company (the “Acquisition Consideration”); and

WHEREAS, following the closing of the Acquisition, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to this Agreement shall commence on the Closing Date (as defined in the MIPA, the “Effective Date”) and shall continue until the third year anniversary of the Effective Date (the “Initial Term”), but shall be automatically renewed on the same terms and conditions set forth herein for additional one-year periods (each an “Extension Date”, and together with the Initial Term, the “Term”), unless the Company or Executive provides the other party hereto ninety (90) days prior written notice before the expiration of the Initial Term or the next Extension Date that the Term shall not be so extended. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.” Notwithstanding anything herein to the contrary, in the event the MIPA is terminated prior to the closing of the Acquisition, this Agreement shall be void ab initio.

2. Employment Duties. Executive shall have the title of Chief Executive Officer of the Company and the Parent shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive shall report to the Board. Executive shall devote the necessary working time, attention and best efforts to perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company. For the avoidance of doubt, this

Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments, (ii) engaging in charitable or civic activities and (iii) participating on boards of directors or similar bodies of non-profit organizations, in each case of (i) – (iii), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 13 of this Agreement. Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation, as reasonably requested. It is understood and agreed that Executive will continue to serve as a partner of MSP Recovery Law Firm and nothing in this Agreement shall be construed to restrict such service.

3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $1,800,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The base salary shall be subject to annual review for potential increase (but not decrease) by the Board (or a duly authorized committee of the Board).

4. Annual Bonus.

(a) Annual Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”), with a target Annual Bonus of 100% of the Base Salary (“Target Bonus”). The actual amount of the Annual Bonus shall be based upon the achievement of performance metrics established by the Board, in consultation with the Executive at the beginning of each such calendar year. The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive in the calendar year immediately following the year to which it relates, following the date the Board or a committee of the Board approves the Annual Bonus for the applicable fiscal year, subject to the Executive’s continued employment on the day such Annual Bonus is paid.

5. Equity Incentive Awards. Executive will be eligible to participate in and be granted awards under the MSP Recovery Omnibus Incentive Plan effective as of May 18, 2022 (the “Equity Plan”) at the discretion of the Board.

6. Employee Benefits. Executive shall be entitled to participate in the employee benefit plans, including pension, medical, disability and life insurance (but excluding any severance plans) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time. Executive shall be entitled to a number of annual paid vacation days in accordance with the Company’s policy applicable to senior executives.

7. Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

8. Termination of Employment. The Executive’s employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean Executive’s inability, with or without reasonable accommodation, to perform the essential duties, responsibilities, and functions of his position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws. Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Executive shall be entitled to such payments and benefits under the Company’s vacation, sick leave or disability leave programs as per the terms of such programs. At the option of the Company for Cause, by delivering prior written notice to Executive;

(c) At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate to Executive;

(d) At the option of Executive for Good Reason; or

(e) At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice); or

(f) Automatically upon the expiration of the Term (and subject to the prior written notice of non-renewal provided for in Section 1 hereof).

9. Payments by Virtue of Termination of Employment.

(a) Termination by the Company Without Cause or by Executive For Good Reason. If Executive’s employment is terminated at any time by the Company without Cause or by Executive for Good Reason, and other than by reason of death or Disability, subject to Section 9(c) of this Agreement, Executive shall be entitled to:

(i) (A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary and (ii) reimbursement of expenses under Section 7 of this Agreement accrued through the date of termination, (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), required by law; and

(ii) if the date of termination does not occur within eighteen (18) months following a Change in Control:

(A) continuation of Base Salary as in effect immediately prior to Executive’s date of termination for six (6) months following the date of termination (the “Severance Period”), payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time;

(B) (ii) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees of the Company; and

(C) if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and to the extent permitted by applicable law and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, a cash payment equal to the difference between the COBRA premium and the premium paid while Executive immediate prior to the date of termination, payable monthly in accordance with the Company’s standard payroll practices for six (6) months or until such earlier termination of COBRA coverage;

provided, that the first payment pursuant to Section 9(a)(ii) be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto. In the event of Executive’s death during the Severance Period, any payments to be made pursuant to Section 9(a)(ii) shall be paid to the Executive’s legal representative.

(iii) if the date of termination occurs within eighteen (18) months following a Change in Control:

(A) (1) continuation of Base Salary as in effect immediately prior to Executive’s date of termination for six (6) months following the date of termination and (2) the Target Bonus in effect for the year of termination,

(B) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees of the Company; and

(C) if Executive timely elects coverage under COBRA and to the extent permitted by applicable law and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, a cash payment equal to the difference between the COBRA premium and the premium paid while Executive immediate prior to the date of termination, payable monthly in accordance with the Company’s standard payroll practices for six (6) months or until such earlier termination of COBRA coverage;

provided, that the first payment made pursuant to Section 9(a)(iii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto. In the event of Executive’s death during the twenty-four period following the termination, any payments to be made pursuant to Section 9(a)(iii) shall be paid to the Executive’s legal representative.

(b) Termination other than by the Company Without Cause or by Executive For Good Reason. If the Executive’s employment terminates for any reason other than by the Company without Cause or by the Executive for Good Reason (including by reason of death or Disability), Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 9(a)(i) of this Agreement.

(c) Conditions to Payment. All payments and benefits due to Executive under this Section 9 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form provided by the Company, and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 9(a)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s compliance with Section 11 of this Agreement, and on Employee’s continued compliance with Section 13 of this Agreement as provided in Section 15 below.

(d) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 9, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

10. Definitions. For purposes of this Agreement,

(a) “Cause” shall mean, (i) Executive’s indictment for, conviction of, or a plea of guilty or no contest to, a felony or any crime involving theft, fraud, embezzlement, misappropriation or any other act of moral turpitude, (ii) Executive’s failure to perform Executive’s duties hereunder or to following the lawful direction of the Board (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty, (iii) Executive’s theft, embezzlement, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (v) Executive’s engagement in any misconduct or the commission of any act that is materially injurious or detrimental to the reputation or business interests of the Company or any of its Affiliates or (vi) Executive’s breach of any restrictive covenant in any agreement between Executive and the Company or its Affiliates, including but not limited to Executive’s obligations under Section 13 of this Agreement.

(b) “Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities, title or duties, or change in Executive’s reporting relationship hereunder other than as part of a Change in Control (ii) a material reduction in Executive’s Base Salary or target Annual Bonus opportunity other than as part of a like reduction for all executives or (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles from the location of Executive’s principal place of employment on the Effective Date and such principal place of employment is more than fifty (50) miles from Executives principal residence; provided, that no event described in clause (i), (ii), or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(c) “Change in Control” shall have the meaning set forth in the Equity Plan.

11. Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

12. Resignation as Officer or Director. Upon the effective date of any Executive’s termination, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company and any of its affiliates, as a member of the board of directors or similar governing body of the Company or any of its affiliates, and as a fiduciary of any benefit plan of the Company and any of its affiliates. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

13. Confidentiality; Non-Solicitation; Non-Competition. In consideration of Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, including without limitation the Acquisition Consideration, the receipt and sufficient of which is hereby acknowledged, Executive agrees as follows:

(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates, or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates. Executive acknowledges that he will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information; provided, that the provisions of this Section 13(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 13(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b) Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 13(b) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

(c) Non-Solicitation. Executive agrees that during the Restricted Period (defined below), the Executive will not, without written consent of the Company, directly or indirectly, solicit, recruit, induce or encourage to leave employment or association with the Company or a Subsidiary, or hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor or otherwise), any Person who or which is or was employed or engaged by the Company or a Subsidiary at any time during the Restricted Period or the one-year period preceding the Restricted Period, or directly or indirectly, solicit or accept business from, any Person who is a customer, client or supplier of the Company or a Subsidiary, with whom the Executive has had, or employees reporting to the Executive have had, personal contact or dealings on behalf of the Company during the one-year period preceding the Restricted Period, or induce or encourage any such Person to cease to engage the services of the Company or a Subsidiary in order to use the services of any Person that competes with a business of the Company or a Subsidiary. “Restricted Period” means the greater of (i) the period beginning on the date of this Agreement and ending on the second (2nd) anniversary of the date on which the Executive’s employment is terminated and (ii) the period beginning on the date on which the Acquisition closes and ending on the third (3rd) anniversary of such date and. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Solicit” shall mean making any direct or indirect communication of any kind, regardless of who initiates it, or engaging in any conduct, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.

(d) Non-Competition. Executive agrees that during the Restricted Period, the Executive will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in Competitive Activity in the United States of America. “Competitive Activity” means any activity in which the Executive uses Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, member, director, stockholder, officer, volunteer, intern, or any other similar capacity, on behalf of or in association with any Person engaged in the Company Business. The “Company Business” shall mean the business of assisting clients in the recovery of medical insurance claims where federal or state law places primary payment responsibility on another party, such as Medicare or Medicaid, and in connection with related claims such as governmental actions relating to whistleblowers. However, the acquisition of up to 1% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as an Competitive Activity with such person or entity or enterprise.

Notwithstanding the foregoing, if Executive is an attorney licensed to practice law in any jurisdiction in which the Company conducts business, this Section 13(d) shall not restrict, and nothing in this Agreement shall be construed as a restriction on, Executive’s ability to practice law or to otherwise impose any obligation on Executive that would violate the applicable rules of professional conduct of any jurisdiction in which Executive is so licensed.

(e) Non-disparagement. Executive agrees that Executive shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation or in any response to questions or other requests for information by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction over the applicable parties shall be deemed not to violate the obligations of the Company under this provision Nothing in this Section 13(e) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 13(b) above.

(f) Tolling. In the event of any violation of the provisions of this Section 13, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 13 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

14. Cooperation. From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates, and assist and advise the Company in any investigation which may be performed by the Company, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 14 shall limit Executive’s right to make Permitted Disclosures as provided in Section 13(b) above.

15. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 11, 13 and 14 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 11, 13, or 14 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Delaware to enforce the provisions of Sections 11, 13 and/or 14 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated, and to obtain attorney’s fees in respect of the foregoing if the Company prevails in any such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 13, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 9(a)(ii) or Section 9(a)(iii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 13 are reasonable and are properly required for the protection of the Company and its Affiliates, and in the event that a court of competent jurisdiction deems any territorial, time or scope limitation in this Agreement to be unreasonable, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

16. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Lionheart II Holdings, LLC

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

Attn: General Counsel

Email: generalcounsel@msprecovery.com

With a copy to which shall not constitute notice to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Michael J. Aiello

Amanda Fenster

Email: michael.aiello@weil.com

  amanda.fenster@weil.com

If to Executive:

At Executive’s home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or to an affiliate, and Executive hereby explicitly consents to such assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(j) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that he is relying on Executive’s own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(k) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(l) The covenants and obligations of the Company under Sections 9, 14, 15 and 16 hereof, and the covenants and obligations of Executive under Sections 9, 11, 12, 13, 14, 15 and 16 hereof, shall continue and survive termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LIONHEART II HOLDINGS, LLC

By: Lionheart Acquisition Corporation II
Its: Sole Member

By:	/s/ Ophir Sternberg
By: Ophir Sternberg
Title: Chairman and CEO

EXECUTIVE

/s/ John H. Ruiz

Name: John Ruiz